                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        BURNHAM PACIFIC PROPERTIES,INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                       BURNHAM PACIFIC PROPERTIES, INC.
                              610 West Ash Street
                              San Diego CA 92101

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 4, 1995

TO THE SHAREHOLDERS OF BURNHAM PACIFIC PROPERTIES, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of Burnham Pacific Properties, Inc. ("the Corporation") will be held at the Holiday Inn at the Embarcadero, 1355 North Harbor Drive, San Diego, California 92101 on Thursday, May 4, 1995 at 10:00 a.m. for the following purposes:

  1. To elect six Directors for the ensuing year; and

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting. The Board of Directors has determined that shareholders of record at the close of business on March 15, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

March 20, 1995                       By order of the Board of Directors
                                     BURNHAM PACIFIC PROPERTIES, INC.

                                     Nina Galloway,
                                     Secretary

                            YOUR VOTE IS IMPORTANT
                WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                  YOU ARE URGED TO SIGN, DATE AND RETURN THE
                    ENCLOSED PROXY IN THE ENVELOPE PROVIDED

                       BURNHAM PACIFIC PROPERTIES, INC.
                              610 WEST ASH STREET
                              SAN DIEGO, CA 92101

                        ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 1995

  This Proxy Statement is furnished to the shareholders of Burnham Pacific Properties, Inc., a California corporation ("the Corporation"), in connection with the solicitation of proxies by and on behalf of the Board of Directors for the Annual Meeting of Shareholders of the Corporation to be held at the Holiday Inn at the Embarcadero, 1355 North Harbor Drive, San Diego, California 92101, on Thursday, May 4, 1995 at 10:00 a.m. and any adjournment thereof ("the Annual Meeting"). The mailing date of this Proxy Statement is March 20, 1995.

  As more fully described in this Proxy Statement, the shareholders will be asked to consider and act upon the annual election of Directors and any other matters that may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 15, 1995 are entitled to notice of and to vote at such meeting. On such date, there were 16,905,644 shares of the Corporation's no par value common stock issued and outstanding. A majority of the shares entitled to vote represented in person or by proxy constitutes a quorum for the meeting. If a quorum is not present, the Annual Meeting may be adjourned to a later date at which a quorum is present, and shares represented by proxies may be voted for such adjournment.

  A shareholder may revoke a proxy given with respect to the meeting at any time prior to the exercise thereof at the Annual Meeting by filing with the Corporation a written revocation or a duly executed proxy bearing a later date or, if such shareholder is present, indicating his or her intention to vote in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

  The Corporation's Bylaws currently provide that the number of Directors shall be not less than five, nor more than nine. The Board of Directors has fixed the number of Directors to be elected at the Annual Meeting at six, each to hold office for the term of one year or until his successor is elected.

  As no nominations for other than the incumbent Directors were received prior to December 31, 1994, as required by the Bylaws, voting will be non-cumulative. Assuming the presence of a quorum, the six candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected. Votes against any Director and votes withheld will have no legal effect.

  The Directors and principal officers of the Corporation have indicated that they intend to vote all shares of the Corporation's common stock which they are entitled to vote FOR the election of each of the incumbent Directors. On March 15, 1995, the Directors and executive officers of the Corporation in the aggregate had the right to vote 272,045 shares of the Corporation's common stock, representing approximately 1.6% of the Corporation's outstanding common stock as of such date.

  It is intended that the proxies received by management will be voted FOR the election of the nominees for Directors described below, unless authority to do so is withheld. It is not contemplated that any of the nominees will be unable to serve as a Director, but if that contingency should occur prior to the Annual Meeting, the holders of proxies reserve the right to substitute and vote for another person of their choice. The following persons are nominees for Directors:

  MALIN BURNHAM, age 67, has been Chairman of the Board of Directors since 1986 and was appointed interim President and Chief Executive Officer on October 24, 1994. For more than the past five years he has been a private investor, and has served as Chairman of the Board of Directors of John Burnham & Company and of First National Bank of San Diego. He is also a Trustee of Stanford University.

  PHILIP L. GILDRED, JR., age 58, has been a Director since 1986. For more than the past five years he has been a Director and President of Gildred Development Company and Secretary-Treasurer of Gildred Building Company. Both of these companies are engaged in the ownership and development of Southern California real estate. Mr. Gildred is also a Director of the San Diego Automotive Museum, and a Director and Founding Chairman of the Sharp Hospital Foundation.

  ROBERT J. LAUER, age 54, has been a Director since 1992. For more than the past five years he has been the principal shareholder in Lauer & Georgatos A.P.C., a tax specialty accounting firm. Mr. Lauer is a licensed certified public accountant and is admitted to the bar in the State of New York. Mr. Lauer is also a Director of the Marine Corps Recruit Depot Museum Historical Society.

  THOMAS A. PAGE, age 61, has been a Director since 1992. For more than the past five years he has been Chairman of the Board and Chief Executive Officer of San Diego Gas & Electric Company. Mr. Page is also a Member of the California Business Roundtable, a Member of the Board of Overseers of the University of California at San Diego, and a Trustee of the La Jolla Cancer Research Foundation. He is a certified public accountant and a professional engineer.

  HENRY RASMUSSEN, JR., age 78, has been a Director since 1986, and has been a private investor since his retirement as an Executive Vice President of John Burnham & Company in 1976. Mr. Rasmussen is a Director of the Lundy and Crawford Real Estate Educational Foundation, Director Emeritus of the San Diego Better Business Bureau, Director Emeritus of Villa View Community Hospital, past President of the California and San Diego Mortgage Bankers Association, and past President of the San Diego Chapter of Lambda Alpha, an honorary land economics society.

  RICHARD R. TARTRE, age 56, has been a Director since 1986. He is a Founder and for more than the past five years has served as Managing Director of Eden Financial Group, Inc., a marketer of insurance and investment products through securities firms. Mr. Tartre is a licensed securities principal, and also serves as Chairman of the Board of Bio Safety Systems, Inc., and as a Director of Mission West Properties and Triton Group, Ltd.

MANAGEMENT

  The following persons are executive officers of the Corporation:

   Name              Position
   ----              --------
   Malin Burnham     President, Chief Executive Officer
   Michael L. Rubin  Executive Vice President, Chief Operating Officer
   Kim S. Kundrak    Senior Vice President, Finance (Principal Financial Officer)

  MR. BURNHAM, age 67, was appointed interim President and Chief Executive Officer on October 24, 1994 following the resignation of Louis J. Garday.

  MR. RUBIN, age 49, has been a Vice President of the Corporation since 1986 and became Executive Vice President in 1992 and Chief Operating officer in 1993. Through 1991, he was concurrently an officer of John Burnham & Company. Mr. Rubin is a Certified Property Manager and a licensed real estate broker.

  MR. KUNDRAK, age 38, has been an officer of the Corporation since 1988 and became Senior Vice President, Finance in 1993. Through 1991, he was concurrently an officer of Burnham Investment Group, Inc. ("BIGI"), which provided management and advisory services to the Corporation until the Corporation's acquisition of BIGI. Mr. Kundrak is a Certified Shopping Center Manager, a Certified Property Manager and a licensed real estate salesperson.

BENEFICIAL OWNERSHIP

  At March 15, 1995, the Corporation had 16,905,644 shares outstanding. The following table sets forth the beneficial ownership of the Corporation's common stock with respect to each person known by the Corporation to be the beneficial owner of more than five percent of the Corporation's outstanding common stock, as well as the ownership of shares by the Directors of the Corporation on that date.

                                   Amount and Nature    Percent
             Name               of Beneficial Ownership of Class
             ----               ----------------------- --------
   Public Employees Retire-
    ment System of Ohio                1,325,000(1)       7.8%
   Malin Burnham                         162,552(2)         *
   Philip L. Gildred, Jr.                 25,528(2)         *
   Robert J. Lauer                        13,326(2)         *
   Thomas A. Page                         20,740(2)         *
   Henry Rasmussen, Jr.                  106,865(2)         *
   Richard R. Tartre                      40,123(2)         *
   All Directors and execu-
    tive officers of the
    Corporation as a group (9)           442,185(2)       2.6%

- --------
*  less than 1%

(1) Public Employees Retirement System of Ohio, 277 East Town Street, Columbus, Ohio 43215, has filed with the Securities and Exchange Commission a Schedule 13G dated January 19, 1995 in which it reported that the aggregate number of shares of the Corporation's common stock beneficially owned by it is 1,325,000 shares (7.8% of shares outstanding on December 31, 1994) and that it has sole voting power and sole dispositive power with respect to 1,325,000 shares (7.8%).

(2) Based upon information provided by the Directors and executive officers to the Corporation, the Directors and executive officers have the direct right to vote and dispose of all such shares, except for the following number of shares included in the table which are not yet outstanding which the following persons have the right presently to acquire under outstanding options that are vested or will vest within 60 days: Messrs. Burnham 41,500, Gildred 22,000, Lauer 10,500, Page 10,000, Rasmussen 19,750, Tartre 14,240, all Directors and executive officers as a group 170,140.

DIRECTORS' AND COMMITTEE MEETINGS

  During 1994, the Board of Directors met 14 times. Each of the Directors attended at least 75% of the total number of Board meetings and the total number of meetings of Board committees on which he served. The Corporation has standing Audit, Compensation, and Indenture/Stock Review Committees. There is no separate Nominating Committee.

  AUDIT COMMITTEE. The members of this committee are Messrs. Page (Chairman), Rasmussen and Tartre. This committee advises and assists the Corporation's principal financial officer in making periodic overall reviews of the Corporation's internal controls and financial statements, meets periodically with the Corporation's independent auditors to discuss their audit, appoints the auditor for the Corporation's annual audit, and advises and provides oversight of the Corporation's internal audit activities. The committee held two meetings in 1994.

  COMPENSATION COMMITTEE. The members of this committee are Messrs. Lauer (Chairman), Gildred, Rasmussen and Tartre. This committee held five meetings in 1994. See "Report of the Compensation Committee".

  INDENTURE/STOCK REVIEW COMMITTEE. Members of this committee are Messrs. Tartre (Chairman), Burnham, and Page. This committee has the duty to establish the price of any securities sold by the Corporation in a public offering. The committee did not meet in 1994.

COMPENSATION

  DIRECTORS. During 1994, the Corporation paid Directors Gildred, Lauer, Page, Rasmussen and Tartre an annual retainer fee of $12,000, plus $750 for each board or committee meeting attended and $500 for each telephonic meeting. In addition, these Directors received a grant of options to purchase 5,000 shares when they were elected Directors on May 3, 1994. Mr. Burnham received a retainer of $9,000 plus $750 for each of five meetings attended prior to the date of his appointment as interim President and CEO, and received a grant of options to purchase 5,000 shares when he was elected a Director on May 3, 1994. The former President, Louis J. Garday received no compensation for his services as a Director in addition to his compensation as President and Chief Executive Officer. This policy will be continued by the current President and Chief Executive Officer, Malin Burnham. All Directors, except Mr. Burnham, will continue to receive an annual retainer of $12,000, plus $750 for each board or committee meeting attended and $500 for each telephonic meeting. In addition, the Directors who chair the Audit Committee and the Compensation Committee receive an additional $500 per quarter.

  OFFICERS. Compensation paid to the Chief Executive Officer and each other officer whose total compensation for 1994 was $100,000 or more is summarized in the following table. Also see "Report of the Compensation Committee."

                          SUMMARY COMPENSATION TABLE

                                                                     Long Term Compensation
                      Annual Compensation                                    Awards
- -------------------------------------------------------------------  -----------------------
                                                       Other Annual              All Other
Name and Principal Position  Year  Salary      Bonus   Compensation  Options(#) Compensation
- ---------------------------  ---- --------    -------- ------------  ---------- ------------
Malin Burnham...........     1994 $ 12,750(1) $    -0-   $   -0--       5,000      $  -0-
President/CEO
Louis J. Garday.........     1994 $208,333(2) $    -0-   $302,890(5)      -0-      $3,780(4)
President/CEO...........     1993 $340,000    $120,000         (3)     15,000       4,362(4)
                             1992 $340,000    $    -0-         (3)     10,000       1,454(4)
Michael L. Rubin........     1994 $160,000    $ 25,000         (3)        -0-      $3,200(4)
Executive VP/COO........     1993 $149,000    $ 30,000         (3)     10,000       2,981(4)
                             1992 $135,000    $ 35,000         (3)      7,000         902(4)
Kim S. Kundrak..........     1994 $110,000    $ 25,000         (3)        -0-      $2,200(4)
Senior VP/Finance.......     1993 $ 99,000    $ 30,000         (3)      8,000       1,981(4)
                             1992 $ 85,000    $ 15,000         (3)      5,000         577(4)

- --------
(1) Mr. Burnham was appointed interim President and Chief Executive Officer on October 24, 1994 and has served in that capacity without compensation. The amounts shown reflect compensation to Mr. Burnham during 1994 in his capacity as a Non-employee Director. Mr. Burnham does not spend full time in his capacity as President and anticipates resigning this position upon the selection of a new President.

(2) Mr. Garday resigned as President and Chief Executive Officer on October 24, 1994.

(3) Other compensation paid to Messrs. Garday, Rubin and Kundrak is less than 10% of their salary and bonus.

(4) Corporation's matching contributions to employee's 401(k) plan.

(5) This amount represents severance benefits to Mr. Garday. See "Report of the Compensation Committee--Resignation of Chief Executive Officer."

STOCK OPTIONS

  The Corporation adopted a stock option plan in November 1987, which was amended in 1992 and 1993. The plan is administered by the Compensation Committee. The plan provides for options, which may be either "incentive stock options" as defined by the Internal Revenue Code or "non-qualified options", for up to 1,000,000 shares of common stock. Each grant must provide an exercise price of at least 100% of the fair market value on the date the options are granted as determined by the Committee. All options expire 10 years from the date of grant, although the Committee has authority to establish an earlier expiration date at the time of granting any options.

  In addition to options granted at the discretion of the Committee, the plan also provides annual grants of non-qualified options to purchase 5,000 shares of common stock to each of the Non-employee Directors upon election or re-election at each Annual Meeting. The per share option exercise price will be equal to the average closing price on the New York Stock Exchange of the Corporation's shares for the 10 trading days ending on the date of the meeting. The exercise price of the options granted to the Non-employee Directors elected at the 1994 Annual Meeting was $17.588 per share. The Corporation expects to issue 5,000 options to each non-employee Director upon election at the 1995 Annual Meeting.

                       OPTION GRANTS IN LAST FISCAL YEAR

  No options were awarded to the officers in 1994. Options granted to the Non-employee Directors of the Corporation during 1994 are summarized in the following table.




                           Individual Grants
                         ----------------------                       Potential Realizable
                                     % of Total                         Value at Assumed
                                      Options                        Annual Rates of Stock
                                     Granted to Exercise               Price Appreciation
                                     Employees   or Base                For Option Term
                          Options    in Fiscal  Price Per Expiration ----------------------
          Name           Granted(#)     Year      Share      Date      5%(3)      10%(4)
          ----           ----------  ---------- --------- ---------- ---------- -----------
Malin Burnham,             5,000(1)    -- (2)    $17.588   5/3/2004  $   55,305 $   140,154
  Non-employee Director
  prior to October 1994,
  President & CEO there-
   after
Philip L. Gildred, Jr.,    5,000(1)    -- (2)    $17.588   5/3/2004  $   55,305 $   140,154
  Non-employee Director
Robert J. Lauer,           5,000(1)    -- (2)    $17.588   5/3/2004  $   55,305 $   140,154
  Non-employee Director
Thomas A. Page,            5,000(1)    -- (2)    $17.588   5/3/2004  $   55,305 $   140,154
  Non-employee Director
Henry Rasmussen, Jr.,      5,000(1)    -- (2)    $17.588   5/3/2004  $   55,305 $   140,154
  Non-employee Director
Richard R. Tartre,         5,000(1)    -- (2)    $17.588   5/3/2004  $   55,305 $   140,154
  Non-employee Director

- --------
(1) Options are non-qualified stock options and are vested and fully exercisable from the date of grant.

(2) The Corporation granted no options to employees.

(3) Assumes a 5% per annum cumulative increase in price for 10 years.

(4) Assumes a 10% per annum cumulative increase in price for 10 years.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

  The following table sets forth information with respect to options exercised during 1994 and unexercised options at the end of the year.

                                                                        Value of
                                                          Number of    Unexercised
                                                         Unexercised  In-the-Money
                                                         Options at    Options at
                                                          FY-End(#)     FY-End($)
                            Shares Acquired    Value    Exercisable/  Exercisable/
   Name                     on Exercise(#)  Realized($) Unexercisable Unexercisable
   ----                     --------------- ----------- ------------- -------------
   Michael L. Rubin                -0-           -0-      33,700/0        -0-/0
    Executive VP/COO
   Kim S. Kundrak                  -0-           -0-      18,450/0        -0-/0
    Senior VP/Finance
   Malin Burnham                   -0-           -0-      41,500/0        -0-/0
    Non-employee Director
    prior to October 1994,
    Pres./CEO thereafter
   Philip L. Gildred               -0-           -0-      22,000/0        -0-/0
    Non-employee Director
   Robert J. Lauer                 -0-           -0-      10,500/0        -0-/0
    Non-employee Director
   Thomas A. Page                  -0-           -0-      10,000/0        -0-/0
    Non-employee Director
   Henry Rasmussen, Jr.          2,250         3,331      19,750/0        -0-/0
    Non-employee Director
   Richard R. Tartre               -0-           -0-      14,240/0        -0-/0
    Non-employee Director

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors has the responsibility to evaluate the performance of the Corporation's executives and to establish standards by which the compensation of the executives will be determined.

EXECUTIVE COMPENSATION

  Prior to 1992 the Corporation was managed by an independent Advisor, Burnham Investment Group, Inc. ("BIGI"), a subsidiary of John Burnham & Company. Effective January 1, 1992 the Corporation converted to a self advised form of management and entered into direct employment relationships with the former executives and support staff of the Advisor.

  In connection with this conversion the Corporation entered into an employment contract with Louis Garday as President and Chief Executive Officer. This contract (the terms of which were disclosed in the proxy statement for the Special Meeting of

Shareholders of the Corporation held on January 27, 1992 that approved the merger agreement with BIGI pursuant to which self administration was implemented) was for a term extending through March 31, 1995. The contract called for a base annual salary of $250,000 and deferred compensation of $90,000 per annum, payable in January, 1995, provided Mr. Garday did not voluntarily terminate his employment with the Corporation. The Board of Directors also had the right to terminate the contract on 90 days notice at any time upon payment of severance pay equal to 90 days base salary plus accrued deferred compensation.

  In connection with determining the amount of compensation payable to Mr. Garday under the contract, the Corporation considered its understanding of compensation packages offered to other executive officers of equity real estate investment trusts that it believed had characteristics similar to that of the Corporation, setting Mr. Garday's fixed compensation at a rate which it believed to be at the low end of a possible range of compensation in view of the fact that the Corporation was converting to a self advised form of management at that time. The Subcommittee applied the same standard for determining the annual compensation for executives other than Mr. Garday.

OPTIONS

  Prior to 1992, the Corporation automatically granted to its employees options that in the aggregate equaled 2-1/2% of all newly issued shares. The shareholder approved agreement, pursuant to which the Corporation became self administered in 1992, amended the Stock Option Plan to provide that future option grants would be at the sole and exclusive discretion of the Board.

COMMITTEES

  Prior to March, 1993 a subcommittee of the Board (the "Salary Committee") determined the compensation of the executives of the Corporation and a separate subcommittee (the "Option Committee") was responsible for the granting of options to acquire stock of the Corporation. On March 2, 1993 the Board of Directors formally combined the functions of the Salary Committee with those of the Option Committee and renamed the combined committee the Compensation Committee (the "Committee"), with all members of both former committees becoming the initial members of the Compensation Committee. The Committee identified as one of its primary responsibilities the periodic reevaluation of compensation to be paid to the Chief Executive Officer, as well as the compensation to be paid to certain other executives of the Corporation. In addition the Committee determines when and under what circumstances to grant to individual officers and employees of the Corporation options to acquire additional shares of stock, which options shall be granted at market prices prevailing at the time of the option grant.

STANDARDS FOR MEASURING PERFORMANCE

  In 1993, the Committee established standards for measuring the performance of the Chief Executive Officer of the Corporation. Those standards include the success of the Corporation in (i) raising capital, giving due consideration to conditions existing in the capital markets, (ii) reinvesting such capital in properties at rents which will produce positive returns for the benefit of the Corporation and its shareholders over both the short and long term, and (iii) assembling and managing a portfolio that provides both (a) opportunities for long term growth in per share distributions and value, and (b) downside protection to limit the effect on the Corporation from either adverse market forces generally or the financial difficulty of any particular tenant.

  With respect to other officers of the Corporation, the standard for determining compensation is the effective management of the Corporation's properties and the achievement of individual performance goals assigned to each executive by the Chief Executive Officer.

RESIGNATION OF CHIEF EXECUTIVE OFFICER

  In October, 1994, Louis Garday resigned as Chief Executive Officer of the Corporation. At the time of his resignation Mr. Garday was compensated under the terms of the employment contract described above, which contract was due to expire in March, 1995. Under the terms of that contract, Mr. Garday received a base annual salary of $250,000, deferred compensation of $90,000 and in 1993 was awarded supplemental compensation in the amount of $120,000. In addition, the Corporation had previously loaned Mr. Garday the sum of $900,000 secured by 70,667 shares of the Corporation's common stock. In connection with his resignation, the Committee negotiated a severance package with Mr. Garday under the terms of which Mr. Garday (1) received his base annual compensation through March, 31, 1995, (2) earned his deferred compensation for calendar year 1994, (3) applied the full amount of his deferred compensation, net of applicable withholding taxes, to the partial satisfaction of his note payable to the company and, (4) had his note payable restructured to eliminate the interest on said note from January, 1994 through March, 1995, and to provide for a complete payment of this obligation to the Corporation by March 31, 1996 at which time the 70,667 shares of common stock pledged as collateral will be returned. In addition, the Corporation agreed to continue certain fringe benefits through March, 1995 and transfer title of the automobile used by Mr. Garday to him in January, 1995. The Corporation did not award any supplemental compensation to Mr. Garday for 1994.

INTERIM CHIEF EXECUTIVE OFFICER

  Effective upon the resignation of Mr. Garday, Malin Burnham, Chairman of the Board of Directors, assumed the responsibilities of President and Chief Executive Officer on an interim basis until such time as a permanent President and Chief Executive Officer is identified and hired. Mr. Burnham has served as Chairman of the Board of Directors since the inception of the Corporation. Mr. Burnham has offered to serve as Chief Executive Officer without compensation. The Committee has accepted that offer and accordingly, Mr. Burnham will not receive base annual compensation or supplemental compensation for 1994. The Committee reserves the right to award Mr. Burnham supplemental compensation at some future date.

EXECUTIVE COMPENSATION FOR THE YEAR

  The base annual compensation and deferred compensation of Mr. Garday in his capacity as former Chief Executive Officer was determined by reference to his employment contract with the Corporation. It has been the practice of the Corporation to evaluate the base annual salary of other executives of the Corporation biannually after consultation with the Chief Executive Officer. The base annual compensation of Vice Presidents Messrs. Rubin and Kundrak was scheduled for reevaluation in May, 1995.

  In late 1994, the Committee determined that the base annual compensation of the Corporation's executives should be more closely related to the performance of those executives measured on an annual rather than a biannual basis, and further that the annual measurement date should coincide with the fiscal reporting period of the Corporation. Accordingly, the Committee decided to adopt the practice of evaluating the performance of the Corporation's executives annually on the basis of a calendar year, commencing with the calendar year 1994, with respect to base annual compensation for the calendar year 1995.

  In December 1994, the Committee met to consider an adjustment in the base compensation of Messrs. Rubin and Kundrak and to determine whether supplemental bonus compensation should be awarded to any of the Corporation's executive officers. With respect to Mr. Rubin, the Committee recognized that the number of properties under management has increased significantly since the last evaluation of Mr. Rubin's performance in May, 1993. Further, the Committee was aware that the leasing environment in southern California continues to be very competitive and that maintaining high levels of occupancy at market rents requires and will continue to require considerable time and effort. In recognition of these factors, the Committee increased Mr. Rubin's base compensation from $160,000 for 1994 to $175,000 for 1995. This level of base compensation is commensurate with the responsibilities assigned to Mr. Rubin and the Committee believes it is within the range of compensation paid to persons holding similar positions in equity REITs having characteristics similar to those of the Corporation.

  With respect to Mr. Kundrak, the Committee took notice of the fact that the investment and financial environment facing the REIT community in 1995 will present unique challenges. Capital formation will be difficult as a result of the significant increase in the number and size of equity REITs that have entered the public market in recent years. Debt financing is and will be more difficult as short term rates continue to escalate. The Corporation's relationships with its investment bankers, lenders and shareholders will be affected by this environment. In recognition of these factors, the Committee decided to increase Mr. Kundrak's base compensation from $110,000 for 1994 to $140,000 for 1995. This level of base compensation is commensurate with the responsibilities assigned to Mr. Kundrak and is believed by the Committee to be within the range of compensation paid to persons holding similar positions in equity REITs having characteristics similar to those of the Corporation.

  The Committee has heretofore not reviewed the base annual compensation or supplemental compensation of its Chief Financial Officer. Mr. Kundrak assumed the responsibilities of Chief Financial Officer upon the resignation of the former Chief Financial Officer in 1993. The Committee has historically reviewed the base and supplemental compensation of Mr. Kundrak in his capacity as Senior Vice President and for the years 1993 and 1994 included in its consideration his responsibilities as Chief Financial Officer. During 1993, the Corporation hired Jeffrey R. Fisher as its Vice President, Finance. Mr. Kundrak continues to function as Chief Financial Officer. The Committee determined that it was appropriate to review the base annual and supplemental compensation of Mr. Fisher. Since becoming the Corporation's Vice President, Finance, Mr. Fisher has enthusiastically assumed responsibility for the accounting and reporting functions of the Corporation and in addition has assumed various other responsibilities assigned to him. The Committee increased Mr. Fisher's base annual compensation from $77,500 for 1994 to $87,500 for 1995.

  Supplemental or bonus compensation is awarded to executive officers of the Corporation at the discretion of the Committee, which meets from time to time to consider such awards. The Committee will continue the practice of determining on an annual basis whether supplemental compensation should be awarded to its executive officers.

  The Committee decided to award supplemental compensation for 1994 to Messrs. Rubin, Kundrak and Fisher. With respect to Mr. Rubin, the Committee measured his performance primarily by reference to the occupancy levels in the Corporation's properties as well as his acceptance of additional management responsibilities following the resignation of Mr. Garday as Chief Executive Officer. In prior years Mr. Rubin's performance had also been measured by his participation in the acquisition of properties. Primarily as the result of the economic environment prevailing during 1994, the Corporation did not make any property acquisitions during the year. Mr. Rubin has responsibility for lease negotiations and tenant relations. In his report to the Committee, Mr. Burnham, in his capacity as interim Chief Executive Officer, indicated that Mr. Rubin's performance had equaled or exceeded the standards established for tenant occupancy for the year established by the former Chief Executive Officer. The Corporation was able to maintain a 94% occupancy percentage in its properties at year end, notwithstanding continuing stagnation of the California economy and a difficult leasing environment. Based on the evaluation of Mr. Rubin's performance by Mr. Garday prior to his resignation as Chief Executive Officer and Mr. Burnham's evaluation of his performance with respect to occupancy and tenant relations, as well as handling other administrative duties during the last several months of the year, the Committee awarded Mr. Rubin bonus compensation of $25,000 for 1994.

  In prior years Mr. Kundrak's performance was measured by three standards,
(1) his supervision of the due diligence and acquisition process for all properties considered for acquisition as well as those actually acquired during the year, (2) his performance in the field of shareholder and investor relationships and (3) certain objectives assigned to him by the Chief Executive Officer in connection with loan restructurings, banking relations, and items such as the upgrade in the Standard & Poor's rating on the Corporation's convertible debt securities. For calendar year 1994 Mr. Garday had assigned certain responsibilities to

Mr. Kundrak. Those responsibilities included (1) the disposition of certain properties, (2) increasing analysts' coverage of the Corporation, and (3) renegotiating the Corporation's working capital lines of credit. Mr. Burnham, in his capacity as interim Chief Executive Officer, reported to the Committee that most of the objectives assigned to Mr. Kundrak had been accomplished. Certain of the objectives assigned to Mr. Kundrak could not be accomplished due to circumstances related to the state of the economy in southern California or changes in corporate strategy decided on subsequent to the assignment of the objectives. In addition to the objectives assigned to Mr. Kundrak, the resignation of the Chief Executive Officer resulted in Mr. Kundrak being assigned additional management and administrative responsibilities. Based on the evaluation of the performance of Mr. Kundrak by the interim Chief Executive Officer and his demonstrated ability to accomplish a wide variety of tasks assigned to him, the Committee awarded Mr. Kundrak bonus compensation of $25,000 for 1994.

  With respect to Mr. Fisher, the Committee decided to award bonus compensation in the amount of $12,500 primarily in recognition of his enthusiastic and effective assumption of accounting and reporting responsibilities, and his participation in credit line negotiations and various other tasks.

STOCK OPTIONS

  The Committee believes that the Chief Executive Officer and the other executive officers should have an equity interest in the Corporation, and that options to acquire increased stakes in the Corporation are an appropriate component of an overall compensation program. However, the Committee does not view such options as a significant component of current compensation in view of the fact that the opportunities for substantial share appreciation are moderated when compared with opportunities in the shares of companies in other industries, by the current distribution requirements for REITs. Although the stock option plan is the only present long term incentive compensation plan of the Corporation, for similar reasons the Committee does not view such options as a significant component of the total compensation of the Corporation's officers or employees.

  It has been the practice of the Committee to award stock options at such times as the Corporation offers common stock for sale in a public offering. The Corporation did not offer stock for sale to the public during 1994. Accordingly, the Committee has not awarded any stock options to its executives or employees in 1994. The Committee may reconsider the Corporation's practice of awarding stock options only in connection with public stock offerings.

COMMITTEE MEMBERSHIP AND INDEPENDENCE

  No member of the Committee is an officer or employee of the Corporation. However, Mr. Lauer, who is the chairman of the Committee, is a principal of the accounting form of Lauer & Georgatos, which provides tax planning and tax return preparation services to the Corporation. In 1994, the Corporation paid fees to Lauer & Georgatos totaling $35,645 for such services.

                                       Robert J. Lauer, Chairman
                                       Philip L. Gildred, Jr.
                                       Henry Rasmussen, Jr.
                                       Richard R. Tartre

STOCK PERFORMANCE

  The following graph compares the Corporation's stock price for the past five years with the Standard and Poor's 500 Index and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The graph assumes all dividends were reinvested at the market price on the day the dividend was paid.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    AMONG BURNHAM PACIFIC PROPERTIES, NAREIT/EQUITY INDEX AND S&P 500 INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             BURNHAM        NAREIT/
Measurement Period           PACIFIC        EQUITY        S&P 500
(Fiscal Year Covered)        PROPERTIES     INDEX         INDEX
- -------------------          ----------     ---------     ----------
Measurement Pt-12/31/89      $100           $100         $100
FYE  3/30/90                 $ 89.94        $ 96.13      $ 96.98
FYE  6/30/90                 $ 85.78        $ 96.01      $103.08
FYE  9/30/90                 $ 72.80        $ 82.04      $ 88.87
FYE 12/31/90                 $ 63.56        $ 84.65      $ 96.83
FYE  3/30/91                 $ 90.74        $103.90      $110.93
FYE  6/30/91                 $ 91.06        $104.71      $110.70
FYE  9/30/91                 $ 89.14        $108.99      $116.65
FYE 12/31/91                 $ 90.89        $114.86      $126.41
FYE  3/30/92                 $ 99.52        $115.63      $123.18
FYE  6/30/92                 $101.28        $118.68      $125.60
FYE  9/30/92                 $ 96.70        $126.77      $129.50
FYE 12/31/92                 $104.10        $131.62      $136.10
FYE  3/30/93                 $132.90        $160.11      $141.94
FYE  6/30/93                 $131.39        $155.51      $142.67
FYE  9/30/93                 $131.51        $170.05      $146.31
FYE 12/31/93                 $118.80        $157.49      $149.70
FYE  3/30/94                 $127.54        $162.85      $143.99
FYE  6/30/94                 $121.43        $165.85      $144.58
FYE  9/30/94                 $116.12        $162.46      $151.70
FYE 12/31/94                 $ 94.39        $162.49      $151.66

                                   AUDITORS

  The Corporation's financial statements for the year ended December 31, 1994 were audited by Deloitte & Touche LLP which has audited the Corporation's books and records since 1986.

  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Proposals of shareholders (including nominations for Directors) intended to be presented at the next Annual Meeting must be received by the Secretary of Burnham Pacific Properties, 610 West Ash Street, Suite 1600, San Diego, California, no later than December 31, 1995.

                                 OTHER MATTERS

  All shareholders of record at the close of business on March 15, 1995, the record date for the determination of shareholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Corporation's Annual Report, including financial statements for the fiscal year ended December 31, 1994.

  The expense of preparing, printing and mailing the Notice of Meeting and proxy material, and all other expenses of soliciting proxies will be borne by the Corporation. Officers or other employees of the Corporation may, without additional compensation therefor, solicit proxies in person, by telephone, facsimile or mail. The Corporation may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

  Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the person named in the enclosed proxy form will vote the same in accordance with their best judgment.

                                     By Order of the Board of Directors
                                     BURNHAM PACIFIC PROPERTIES, INC.

                                     Nina Galloway
                                     Secretary

San Diego, California
March 20, 1995

- -------------------------------------------------------------------------------

PROXY

SOLICITED ON
BEHALF OF THE
BOARD OF DIRECTORS

___________________

BURNHAM PACIFIC
PROPERTIES, INC.

POST OFFICE BOX 1551
SAN DIEGO, CA 92112

___________________
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--MAY 4, 1995
The undersigned hereby constitutes and appoints, MALIN BURNHAM and RONALD R. HRUSOFF, or either of these with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock, no par value, of BURNHAM PACIFIC PROPERTIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Holiday Inn at the Embarcadero, 1355 North Harbor Drive, San Diego, California 92101 on Thursday, May 4, 1995 at 10:00 a.m., and at any adjournment thereof, in the following manner.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1.
1. Election of Directors.
   Nominees are: Malin Burnham, Philip L. Gildred, Jr., Robert J. Lauer, Thomas
   A. Page, Henry Rasmussen, Jr. and Richard R. Tartre.
   [_] FOR all nominees listed above, except vote is withheld from the following nominee(s):

   -----------------------------------------------------------------------------
   [_] WITHHELD from all nominees
       If properly executed, the shares represented by this proxy will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. To vote in accordance with the Board's recommendations, just sign the reverse side of this card; no box needs to be checked.
   -----------------------------------------------------------------------------




- --------------------------------------------------------------------------------
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement relating to such meeting. (If your account is registered in more than one name, all joint owners should sign. Trustees and others acting in representative capacities should indicate the capacity in which they are signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.)

                                                      Dated: __________________

                                                      -------------------------
                                                              Signature
                                                      -------------------------
                                                          Signature if held
                                                               jointly

                                                      Please mark, date and
- -                        -                            sign this proxy and
                                                      return it promptly
                                                      whether or not you plan
                                                      to attend the Annual
- -                        -                            Meeting. If you do
                                                      attend, you may still
                                                      vote in person if you
                                                      desire.

                                                      CHECK HERE IF YOU
                                                      PLAN TO ATTEND THE
                                                      MEETING
                                                                            [_]
        IMPORTANT: PLEASE COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY.
                 A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED.
- --------------------------------------------------------------------------------